Exhibit 10.15

LEASE AGREEMENT
Entered into at the city of San José, on the 7th day of the month of August of the year 2015, the "Effective Date" between:
ZONA FRANCA COYOL, S. A., corporate identification card number three- one hundred one-four hundred and twenty thousand five hundred twelve, (the "Landlord"), registered in the Mercantile Section of the Public Registry under book five hundred sixty, entry ten thousand three hundred and seventy nine, consecutive one, hereon represented by Álvaro Carballo Pinto, personal identity card number one - five hundred and thirty six - six hundred and fifty five, and Huber André Garnier Kruse, personal identity card number one- four hundred sixteen- one thousand three hundred forty four, and, acting jointly and with sufficient authority for the execution of this lease agreement which legal representation is duly recorded in the Mercantile Section of the Public Registry under book five hundred and sixty five, entry eleven thousand five hundred and ninety two, consecutive one, as certified in Exhibit One.
for the one part and for the other,
Establishments Labs, S.A., corporate identification card number three- one hundred one- three hundred and sixty nine thousand three hundred and thirty seven (the "Tenant"), registered in the Mercantile Section of the Public Registry under book five hundred seventy four, entry sixty six thousand three hundred and seventy nine, consecutive one, hereon represented by Juan José Chacón, with personal identity card number one – eight hundred twenty two- cero cero six, with sufficient authority for the execution of this lease agreement which legal representation is duly recorded in the Mercantile Section of the Public Registry under book two thousand and nine, entry two hundred twenty six thousand seven hundred and forty eight, consecutive one, as certified in Exhibit One.
Whereas
1.    Landlord is the registered owner of a property (the "Property"), located in the "Condominio Horizontal Industrial Comercial con Fincas Filiales Primarias Individualizadas (FFPI) Zona Franca Coyol" (the "Condominium" or "Zona Franca Coyol"), condominium identity number 3‑109- 533883, a condominium registered in the Costa Rican Public Registry, Province of Alajuela, Property Number M‑2640- 000, filial lot number twenty six (26), hereinafter the "Property", registered in the Public Registry Property of Alajuela, Property Number 68517- F- 000.
2.    The Condominio Horizontal Industrial Comercial con Fincas Filiales Primarias Individualizadas (FFPI) Zona Franca Coyol, "Zona Franca Coyol", is a Free Trade Zone. The Condominium and Park Administrator is the Landlord, or any other dully appointed as its replacement.
3.    Landlord will facilitate a manufacturing cold shell building ready for delivery on the Property in Zona Franca Coyol no later than November 30th 2015, known as Multitenant twenty-six

26, and it shall lease to the Tenant the Premises, as described below. Such delivery shall be effective if lease agreement is executed no later than August 7th, 2015; if lease agreement execution date is delayed, then final delivery date will be delayed on the same amount of days.
4.    Tenant shall have the following purchase options from the effective delivery date of the premises of this Lease Agreement in which to decide if it will execute such options under the following conditions:

i)	Purchase Option No.1: Valid only during month twelve (12) of the "Lease Agreement" under the following conditions:

•	Fixed amount equivalent to US$3,495,000.00

•
Fixed price amount of US$3,495,000.00 already includes a credit equivalent to US$112,000.00 regarding ground works performed at Lot 11, and a credit equivalent to US$118,000.00 regarding 12-month lease payment.

ii)	Purchase Option No. 2: Valid only between day one (1) of month thirteen (13) and last day of month twenty four (24) of the Lease Agreement under the following conditions:

•	Alternative A): "Price Match" offer in case of a third party buyer (investment fund or similar) is interested in property, Landlord grants the opportunity for Tenant to match de price offer.

•
Alternative B): If no formal interest is shown from third party buyer (investment fund or similar) to buy the property from Landlord, then Landlord grants Tenant the option to purchase the property under the following scheme: the total sum equivalent to the following twelve months of rent divided between an 8% cap. rate.

iii)
Tenant acknowledges and agrees that in order to execute any purchase agreement of the premises, Landlord must constitute a sub-condominium, which requires at least eight months for approval from governmental and municipal authorities. As a result any purchase notice shall be communicated to Landlord with at least eight months in advance in order to create the subcondominium.

iv)
All legal fees and transfer taxes related to property transfer will be paid on equal parts by both parties, nonetheless, any purchase option execution and/or public deed shall be done through a Public Notary defined by Landlord. The Notary Public may be determined by any financial institution procuring the finance for the purchase by Tenant, if they so require.

Now therefore in consideration of the mutual considerations and promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties have agreed to execute this lease agreement (hereinafter referred to as the "Lease Agreement"):
Section One: Of the Leased Real Estate or Premises

1.00	Leased Real Estate or Premises
Landlord shall deliver and lease to Tenant, no later than November 30th 2015 after Lease Agreement Execution, a Cold Shell Manufacturing Building within Zona Franca Coyol, as shown in Exhibit Two and as described in Exhibit Three, and it shall lease Tenant an area of two thousand five hundred and ninety two (2,592.00) square meters (approximately 27,900.00 square feet), hereinafter the "Premises".
Landlord shall deliver the Premises to Tenant in accordance with the Landlord's "Shell Building Scope of Work" attached hereto as Exhibit Three.

1.01	Permitted Use
The Premises will be used only for the purpose of installation and operation of a manufacturing facility and warehouse for manufacturing, marketing and commercialization of medical devices and related products.
The Tenant shall not alter the stated use of the Premises without the express written authorization of the Landlord. In accordance with the Lease Agreement, Tenant shall at all times comply with all the applicable national, municipal and other governmental regulations in the carrying out and execution of its activities, including without limitation, Health Ministry regulations, Free Zone regime, environmental (i.e. SETENA) and customs regulations. Tenant shall also comply with any Condominium regulations in effect, as attached hereto as Exhibit Four, or any future regulations or resolutions approved in accordance with Condominium by-laws.
Lessee shall not use the Premises for any illegal activities such as, but not limited to: sports-booking or gambling activities, manufacture of arms or parts thereof, or tobacco products. These prohibitions will extend to any and all successors or assigns, as well as any prohibition stated in the Costa Rican Free Zone Regime Law.

1.02	Premises Conditions
Landlord shall deliver the Premises to Tenant on November 30th 2015 upon the Execution of this Lease Agreement, premises delivery is subject to the execution of this Lease Agreement no later than August 7th, 2015. Any delay on the Lease Agreement execution will impact on the same amount of days the delivery of the premises.
Tenant understands and accepts without objections, the contents of Exhibit Three, and hereby acknowledges and accepts that any changes in the scope and contents of Exhibit Three may result in a change in the Date of Delivery as defined in Section 2.02 below. In case of any extension in the

Date of Delivery caused by Tenant, the Tenant will have to begin to pay Rent on the Rent Commencement Date as established in Section 2.00.

1.03	Tenant Construction and/or Improvements to the Premises after delivery to Tenant by Landlord.
Tenant may request changes to the Premises, subject to Landlord's written and prior approval, by providing written request to Landlord, hereinafter referred to as the "Change Notice". Landlord shall have ten (10) business days after the receipt of any Change Notice, to approve or reject totally or partially the changes requested, if such changes result in an impact to project budget and/or schedule then parties shall approve new budget and/or schedule in writing.
Tenant may execute the changes directly, in which case, construction permits must be submitted to Landlord before the start of construction works. Also Tenant can request Landlord to execute the works in which case Landlord will provide a change order form including an estimation of the cost and time of delivery of the changes requested by Tenant (Hereinafter referred to as "Change Order"). Costs will be estimated based upon the total direct construction costs of performing the changes, plus an additional fee of thirteen percent (13%). This fee covers only the administrative costs incurred by Landlord, as well as the design, inspection and construction management of the change order scope of work. Tenant will have five (5) business days to accept or reject the proposal given by the Landlord. Costs due to Change Notices, Change Orders and its resulting works shall be paid by in full by Tenant concurrently with the acceptance by Tenant of such Change Order. Any works resulting from an approved Change Order shall be carried out by Landlord or a subcontractor selected by Landlord to carry out the specific changes requested by Tenant through the Change Notice. Landlord shall not perform the changes as per the Change Order, until the Change Order has been accepted by Tenant, in accordance to the terms agreed in such Change Order. The Parties will agree a time schedule for the completion of the Change Order; however delays due to the agreed terms of the Change Order will be considered Tenant's Delay. Changes to the premises made either by Tenant or through a Change Order shall have no impact on the Commencement Date as defined herein or on the term of this Lease Agreement, unless both Parties agree otherwise in writing.
Upon termination due to any cause of this Lease Agreement any works associated to a Change Notice and Change Order shall remain at the Premises; Landlord shall not pay any price nor reimburse any costs associated with the works derived from a Change Notice and a Change Order.
Tenant will be responsible for obtaining the appropriate permits as required by any applicable authority, including without limitation SETENA and PROCOMER, for Tenant's Work (defined as any work performed under Tenant's direct responsibility by its employees or subcontractors). Landlord will cooperate with Tenant diligently in the application of all such construction permits for Tenant's Work. For these purposes, Landlord shall execute all documents and forms and provide informational documents that are required by public authorities from the owner of the Property in order to obtain any arid all required permits. The costs for all permits for Tenant's Work will be Tenant's responsibility.

1.04	Parking
In addition to any other facility specifically included in this Lease Agreement, the Premises include eighteen (18) parking spaces and one (1) truck dock, located in the perimeter of the Premises, outlined by road demarcations according to the country's and Zona Franca Coyol standards; additional spaces can be rented at the then current monthly rate for parking spaces in Zona Franca Coyol determined by Landlord, and subject to availability. The Tenant will be responsible for assigning as many parking spaces as he deems necessary within the eighteen (18) parking spaces assigned to it, for use by its VISITORS and required by Law 7600.

1.05	Condominium Common areas.
The Tenant can make use of Coyol Free Zone's common areas according to the regulations and specifications included in the Condominium By-laws in its current form, and including any subsequent amendments. The current form of these regulations has been enclosed as an integral part of this Agreement as Exhibit Four, however since all common areas shall be subject to the exclusive management and control of the Landlord, Landlord reserves the right to modify, alter or enlarge common areas, or their use, within the Condominium By-laws, to its sole discretion provided Tenant's rights as per this Lease are not materially affected.

1.06	Special systems, equipment and additional constructions to Premises
Once Building has been delivered to Tenant, Tenant may request at its own expense, the installation of certain special systems and equipment in the Premises in accordance with the Condominium By-laws.
If Tenant decides to carry out any additional works in the Premises, that will not damage or alter the property, it may do so, provided it has submitted to the Landlord before commencing any such activities, all the required construction permits. Landlord will cooperate with Tenant in the application of all such permits. Works in the Premises that will become affixed to it, or change it permanently, or cause damage to it are not accepted, unless Landlord has provided Tenant written consent that cannot be unreasonably denied or withheld and the permits indicated above have been provided. Furthermore, Tenant shall be responsible to cover any costs associated with obtaining such permits, including but not limited to any applicable taxes.
If Tenant wishes to remove any of the additional systems and/or equipment installed in the Premises after the Building has been delivered to Tenant, Tenant shall perform all necessary works, at its own expense and as per Coyol Free Zone instructions and approval, to return the premises to the conditions in which they were received by Tenant as per Exhibit Three. All costs related to Tenant's equipment removal and repair of Premises shall be paid by Tenant.

Building Automated Fire Protection System will be installed within the premises by Landlord at an additional cost of fifty eight thousand seven hundred and sixty nine dollars with seventy two cents ($58,769.72), which will be paid by Tenant to Landlord under the following to options:
i)    Single payment at Rent Commencement Date for the total amount of fifty eight thousand seven hundred and sixty nine dollars with seventy-two cents ($58,769.72).
ii)    Landlord will finance the installation of such system at a 10% annual rate for a period of ten years, if Tenant decides to move forward with this option it shall pay a monthly installment equivalent to seven hundred and seventy-seven dollars (US$777.00) during ten years. Payment must be done at the same time as the monthly rent payment. If an anticipated termination of the Lease Agreement on behalf of the Tenant shall occur, then Tenant shall pay to Landlord the outstanding balance at the moment of such anticipated termination.

1.07	Building, Systems and Equipment guarantee
Landlord shall complete the Premises (and any improvements thereto) in accordance with the plans or the description of improvements attached as Exhibit Three, attached hereto. All necessary construction shall be "Substantially Completed," ready for use and occupancy by Tenant, subject to extension for delays due to Force Majure, Acts of God or any other excusable delay as per the terms of this Lease Agreement. Landlord represents and warrants that all construction shall be done in a good and workmanlike manner. The Premises will be as of the date delivered to Tenant in good working order and condition, including without limitation, the Cold Shell Building and plumbing system are brand new, the roof free of leaks and that they have been built and/or installed as per Construction Code, Equipment and Systems Manufacturer instructions and all applicable laws of Costa Rica; as a result the Premises, its systems and equipment are covered by the guarantee terms established in the applicable Costa Rican laws.
The work which Landlord is required to perform shall be deemed "Substantially Completed" or "Substantially Complete" when it has been completed to a degree that no portion thereof remaining incomplete is so material that it would prevent Tenant from occupying the Premises and conducting its business therein (as per contractual building specifications agreed by parties), nor would it prevent the Premises from being lawfully occupied. At the time Landlord's work is Substantially Completed, a representative of Landlord and a representative of Tenant will perform a walk-through inspection of the Premises and will prepare a punch list if one is necessary of minor items remaining to be furnished, repaired or replaced. The representatives of the parties preparing the punch list will both sign the punch list, and Landlord will cause work on all items listed on the punch list to be performed within twenty (20) days after the Rent Commencement Date (as defined in Clause 2.0 below).
Parties have agreed to exclude from "Substantial Completion" scope of work the concrete floor of the Cold Shell Building due to construction strategy; as a result a total of US$104,000.00 will be credited in favor of the Tenant into the Improvements Construction Management Agreement to be executed among parties.

Section Two: of the Rent and Lease Term

2.00	Rent
The base monthly rent (the 'Rent') payable on the Rent Commencement Date shall be of ten dollars and eighty-five cents (US$10.85), legal tender of the United States of America, per leased square meter, for a total of twenty eight thousand one hundred and twenty three dollars with twenty cents (US$28,123.20). The rent amount is net of any current or future applicable taxes during the term of the lease, any future applicable taxes will be under Tenant's responsibility.
All Rent and other fees indicated herein shall be payable, within the first five (5) days of each month, at the rate indicated herein for the first year of the Lease Term. Starting with the end of the 12th month following the Rent Commencement Date, until expiration of the Lease, any payments to Landlord shall increase by five per cent (5%) from each anniversary of the Rent Commencement Date and until the expiration of this Lease Agreement, using as basis for such increase the amount effective the previous year.
The parties have agreed that Tenant will be exempt of rent payment for the duration of the construction period of the Cold Shell Building. Parties have agreed that the "Rent Commencement Date" will be the date that Landlord delivers and Tenant accepts a "Substantially Completed" Cold Shell Building and Improvements (provided CMA is executed between Tenant and Landlord) to Tenant; all other fees and costs derived from this Lease Agreement shall be paid by Tenant to Landlord taking into consideration the Rent Commencement Date as starting point (i.e. no grace period granted to Tenant).
Furthermore, starting on the Rent Commencement Date, Tenant shall pay the following fees:
a)    A monthly service fee of thirty two cents of dollar (US$0.32), legal tender of the United States of America, per leased square meter of construction area for a total monthly service fee of eight hundred twenty nine dollars and forty four cents (US$ 829.44) in accordance with Exhibit Six of this Lease Agreement, as of the Rent Commencement Date, monthly service fee yearly increase shall not exceed five percent (5%).
b)    Tenant will also pay all condominium fees, including ordinary and extraordinary fees as provided by the Condominium General Assembly. Current Ordinary Condominium monthly fee has been established at the current rate of US$0.614 per [eased square meter of construction area for a total ordinary monthly fee of one thousand five hundred and ninety one dollars and forty nine cents (US$1,591.49), legal tender of the United States of America. The monthly ordinary fee is subject to changes established by the Condominium Owners General Assembly; Tenant must pay the current-at-the-time ordinary condominium fee established by the Condominium Owners General Assembly and Landlord shall not indemnify Tenant in any form as a result of these increases. If such fee surpasses US$0.614 per leased square meter provided herein, it shall be increased equally.
c)    Tenant will also pay any extraordinary condominium monthly fee as provided by the Condominium Owner's General Assembly at the rate established per leased square meter of construction area. Tenant must pay any increases in this extraordinary condominium fee established by the Condominium Owners General Assembly and Landlord shall not indemnify Tenant in any form as a result of these increases.
The Condominium fee includes the following services:
i)    Free Zone Perimeter security twenty four hours a day, all year round, including a) Access Control, b) Video Cameras at the vehicle and pedestrian access and its related equipment maintenance, and c) Perimeter Security.
ii)    Common Area Maintenance – CAM: a) cleaning of streets and Condominium common areas such as bus stops, sidewalks and common parking areas; b) maintenance of common gardens and green common areas (includes water fees only for these areas); c) Maintenance of original building's landscaping and green areas (any modifications or special requirements must be paid by the Tenant); d) access to wastewater treatment plant usage as per Wastewater Treatment Plant Usage Regulations (Exhibit Five); e) maintenance of sewer, potable and storm water pipes; f) general maintenance of infrastructure (sewer system, fiber optics and potable water system); h) Coordination service for exclusive bus transportation for the employees of the park.
The Condominium fee does not include the following services:
i)    Any costs of utilities or any other installations or services for the Premises utilities, not included in the additional monthly service fee as per Exhibit Six, including, without limitation, electricity, telecommunications and water, which shall be paid by Tenant in accordance with applicable fees, and usage shall be determined by the meters specifically installed for such purpose by the carriers of these services, or installed by Landlord, if necessary. Tenant acknowledges that third parties provide utilities and telecommunication services; as a result Landlord is not liable for any consequences on Tenant's operations or activities due to any interruption in such services.
ii)    Condominium fee does not include any cost of repair or replacement of any of the items or systems listed above when damage is derived or caused by Tenant, its employees, subcontractors or third parties hired by Tenant and Tenant will be responsible for all such related costs of repair and/or replacement of any damaged items or systems.
iii)    Water consumption for Premises green areas is not included in Condominium Fee, Tenant shall be responsible for cost of its own water consumption including Premises irrigation system.
iv)    Electronic Access ID cards for its employees. The original cost for each ID card is estimated at eight (8.00) dollars, legal tender of the United States of America, per card. All repositions of electronic access ID cards will be charged at twenty (20.00) dollars, legal tender of the United States of America, per card.

Garbage collection fee is not included in the Condominium fee; as a result garbage collection service has been established at the following monthly rate: US$30,00 for each five (5) cubic meter garbage container rent and US$30,00 for each garbage collection per container. Since Tenant premises are located on a Multitenant Building, all building users share garbage collection, as a result Tenant shall pay a prorated sum (based on premises area) of such amount on a monthly basis to Landlord on the same day of the rent payment. Condominium Owners General Assembly establishes garbage collection fee based on external contractors, as a result fees are subject to change at least once a year.
All payments derived from this Lease Agreement shall be made on the first five (5) days of the month, and in their full-stipulated amount, without any deductions. If a value added, sales tax, service tax, or any new tax where to be applied to any of such payments during the term of this Lease Agreement or applicable extensions, Tenant shall be obligated to increase the amount paid in order to cover such taxes, so Landlord will continue to receive its current rent net of value added taxes or any other similar government mandated charge.
All payments shall be made in cash, check from a bank of the Costa Rican national banking system, or electronic transfer to the Landlord's account. The validity of any form of payment different than cash remains subject to its approval and final credit in favor of Landlord. In case of wire transfers, the Tenant shall notify in writing to the Landlord, the date in which the transfer was executed, and such payment shall be deemed made on the date on which the transfer is credited by the Landlord's bank. The wire transfer information is attached hereto as Exhibit seven. All applicable transfer fees or bank charges must be paid by the Tenant. For purposes of this Agreement, the Tenant's address shall be the address in effect where payments should be made. In the event that the beginning or end of the term of this Lease is not the first of a month, rent shall be prorated such that Tenant shall only pay the portion of the rent allocated to the portion of the month the Premises are occupied by the Tenant.
Tenant shall be responsible to include under monthly fees payment any ordinary monthly fee increase and extraordinary monthly fee established by the Condominium Owner's General Assembly for year 2015 and beyond.
The totality of the monetary obligations contained in this section shall be considered part of Tenant's basic obligation to pay rent, in accordance with articles twenty five and sixty four of the General Urban and Suburban Lease Law in effect in Costa Rica.

2.01	Term of the Lease
The term of the lease shall be ten (10) years (the 'Lease Term'), commencing on the Rent Commencement Date. Tenant shall provide written notice to Landlord within one hundred and eighty (180) days before Lease Term expiration if it wishes to extend the lease for two years under consistent terms. The term may thereafter only be renewed by mutual written agreement of both parties.

Parties hereby expressly waive the automatic renewal provided in article 71 of the Costa Rican Leases and Subleases Act (Ley General de Arrendamientos Urbanos y Suburbanos).

2.02	Date of Delivery and Legal Effect of the Agreement
The Landlord will deliver a Substantially Completed (as defined in Clause 1.07 above) Cold Shell Building to Tenant no later than November 30th, 2015 provided the execution date of this Lease Agreement takes place before August 7th, 2015. If delivery of Cold Shell Building to Tenant by Landlord is delayed more than three months after the original delivery date, Tenant shall have the right to terminate the Lease Agreement. If parties agree to execute the CMA for Cold Shell Building improvements (within two weeks of Lease Agreement execution) then Date of Delivery shall be deemed as the date when Cold Shell Building and Improvements is delivered to Tenant. Such delivery shall occur as per the master schedule delivery date agreed on the Improvements CMA Agreement.
Notwithstanding anything to the contrary in this Lease, Tenant's acceptance of the Premises shall not be deemed a waiver of Tenant's right to have defects in the Premises repaired at Landlord's sole expense. Tenant shall give notice to Landlord whenever any such defects become reasonably apparent, and Landlord will use its best efforts to repair such defects within twenty (20) days after receipt of written notice from Tenant; unless otherwise agreed among parties.
The rights and obligations of Tenant to enter the Premises shall be effective upon the Tennant's acceptance of the Delivery of the Premises. Legal effects regarding the use and enjoyment rights, as well as Tenant's rights and obligations as park tenants shall commence as of the execution of this Lease Agreement.

2.03	Delays not Attributable to the Tenant
In accordance with Article 705 of Costa Rican Civil Code, the Tenant guarantees and acknowledges that it will not file any lawsuits or claims to recover additional amounts from the Landlord originated in a failure to deliver the Premises in a timely manner for causes not attributable to the Landlord, its contractors, agents or employees. Tenant accepts that it shall not file a claim against the Landlord or attempt to collect any losses, damages, penalties, expenses, disbursements or amounts, including but not limited to, legal fees or expenses, request a sum for damages or losses, if due to Force Majeure, acts of God, or other causes not attributable to the Landlord, if it's not possible to deliver the property on the date convened herein.

2.04	Security Deposit
Tenant will provide Landlord a security deposit through a local bank guarantee, letter of credit or cash deposit, equivalent to the amount of thirty thousand three hundred and fifteen dollars (US$ 30,544.13), an amount equivalent to one (1) month's rent at the moment of execution of this Lease Agreement. After the Cold Shell Building is Substantially Completed, or, in the event the Improvements CMA is executed between the Tenant and Landlord, after the Cold Shell Building Improvements are Substantially Completed, Tenant will provide Landlord the security deposit mentioned above in cash if such security deposit was provided to Landlord through a local bank guarantee at the execution of this Lease Agreement.    Such security deposit shall serve as security for this Lease Agreement, and such amount shall be retained by Landlord as a security deposit for the purposes described in this Agreement (the "Deposit"). The Deposit shall serve as a guarantee to cover the payment of outstanding services, repairs and any other obligation derived from this Agreement and contractually or legally owed by Tenant, to the Landlord's satisfaction. The Landlord shall have the right, but not the obligation, to use the Deposit to settle due outstanding rent payments. Tenant authorizes Landlord to use the Deposit to cover the expenses of obtaining construction permits for additional construction works requested by Tenant, provided such permits are not included in either the Rent or the Service or Condominium Fee. If all or part of the Deposit were used by the Landlord for any of the aforementioned items, the Tenant shall have an obligation to reinstate the used amount within five (5) calendar days following notice of its use by the Landlord, unless such use is made upon termination of the lease, in which case the remnant, if any, shall be returned by the Landlord to the Tenant in the thirty (30) calendar days following the date on which this Agreement is terminated, provided Tenant presented evidence satisfactory to the Landlord, that all utilities bills corresponding to the Tenant are fully paid. The Deposit shall not bear any interest for the benefit of the Tenant.
The security deposit shall be properly deposited in Landlords bank account in order to have this Lease Agreement effective.
Upon termination of the Lease, Landlord will withhold from the Security Deposit any unpaid obligations of Tenant to Landlord under the Lease Agreement, including utilities, and refund to Tenant the balance of the Security Deposit within sixty (60) days, subject to the conditions provided above.
Section Three: Tenant's Rights and Obligations

3.00	Restrictions of the Premises
The Tenant:
a)    shall not modify the purpose of the Premises without prior authorization of the Landlord:
b)    shall not carry out within the Premises, any type of activity that produces unreasonable or illegal noises, smells or materially disturbing activities to other occupants of Coyol Free Zone or other neighbors of the area where the Premises are located;
c)    accepts that the activities performed in the Premises shall not produce emanations that can adversely affect the environment or people's health, and that the execution of such activities shall at all times comply with the corresponding local and national regulations;
d)    shall not use the Premises for the storage of flammable or dangerous substances, materials or chemicals unless such substances, materials or chemicals are used in their manufacturing operations or are stored according to any and all applicable safety standards, Condominium Regulations and applicable law. In other cases, the Tenant must communicate in writing such circumstance to the Landlord, including a list describing such items. The substances, materials, or chemicals should be properly stored in accordance with the applicable laws, regulations, and any other safety provisions.
e)    Sewage Treatment Plant. The Condominium has a residual waste water disposal plant which is designed to be used by all the Condominium Tenants. However, in order for the Tenant to use the facilities of such plant, it must abide by the conditions and requirements regarding the types of water that may be disposed of into the plant (Exhibit Five). Any violation of such conditions and requirements by the Tenant endangers the environment and the status of the Condominium general population and will therefore inhibit the Tenant to continue using the facilities, as well as to force it to pay any and all amounts required to fix, clean or recalibrate the plant back to its normal conditions as established in such Exhibit Five; this use of the sewage treatment plant is included in the Condominium Fees as established in section 2.00 of this agreement. Any damage caused directly or indirectly by Tenant, its employees, subcontractors or third parties to Sewer System originated by inadequate disposal of items such as but not limited to: gloves, personal ID badges, cell phones, head covers, booties, paper towels, tools or any other item related to Tenants activities within the Premises, will be paid by Tenant.

3.01	Coyol Free Zone Regulation
The Tenant shall respect at all times Coyol Free Zone's Internal Regulations, and the Condominium Bylaws, in its current text and its amendments. Said regulations, which the Tenant recognizes and accepts, are hereby attached to this Agreement as Exhibit Three.

3.02	Repairs and improvements
The Landlord shall be obligated to maintain, at its own expense, the Premises in general, including but not limited to, the exterior structural elements, exterior pluvial, and sewage water systems, as well as pay for all other maintenance fees or repairs derived from the normal wear and tear of the exterior of the Premises, including roof and parking spaces, or any other repair or maintenance of the Premises not caused directly or indirectly by the actions of Tenant or Tenant's subcontractors. Maintenance of existing equipment, as well as procurement of spare parts and replacements within the Premises shall be Tenant's sole responsibility, such maintenance shall be performed in an optimal way to operate and preserve the equipment, by Tenant or third parties approved by Landlord; a biannual report must be presented by Tenant to Landlord on all maintenance activities performed on existing equipment within the premises. The Landlord shall cooperate with Tenant to enforce all such guarantees with respect to the Premises which will reduce Tenant's maintenance obligations, and shall not be obligated to maintain at its expense the interior and improvements of the Premises in general, even if such maintenance could be considered as necessary because of the normal wear and tear of the inside of the building, unless otherwise stated in the Lease. The Tenant shall bear the cost of any other repair such as broken glasses, burnt light bulbs, gaskets and, generally, any service accessory or accessories incorporated to the Premises. Any damages or repairs caused or generated by the Tenant's negligence or willful misconduct shall run at the Tenant's expense, as well as all of the secondary elements added to the Premises by the Tenant. Notwithstanding the foregoing, the Tenant shall not, without the prior written consent of the Landlord which shall not be unreasonably withheld or delayed, make changes or adjustments to the Premises, even if related to indoor or outdoor maintenance works. It shall not be necessary to obtain prior consent from the Landlord to make indoor changes, adjustments or maintenance works whenever these do not affect the Premises' structure or are not permanently affixed to the same. The Landlord shall respond to any request for approval of changes or adjustments to the Premises within ten (10) calendar days of its receipt of such request. If authorization is received, all improvements made by Tenant, shall be for the benefit of the Landlord, without giving rise to the Tenant to request a deduction in the rent or an economic compensation for these upon termination of the lease's term. Except that Tenant shall have the right to remove: (i) its trade fixtures and business equipment, and (ii) any other equipment installed by Tenant in or about the Premises, whether or not affixed to the building. If such changes, adjustments or improvements may cause the Premises to suffer any damage Tenant has two options: (i) leave the improvements to the benefit of Landlord or (ii) repair Premises of any such damages immediately, at its sole cost and expense. In case Landlord has consent to an improvement of the Premises and provided such improvements increase the market value of the Premises, increase in payment of land tax, due to such increase in market value, shall be compensated by Tenant to Landlord through an increase in the monthly rate payment.

3.03	Responsibility for damages
The Tenant shall be (i) liable for any damage or loss incurred to or suffered by the Premises and equipment, which is caused by or attributable to its employee's, officer's and/or agents', or by third parties' or client's that visit or use the Premises and shall be (ii) responsible for the damages caused, by any of the aforementioned individuals, to common areas of the Coyol Free Zone.
Any form of damage caused by the Tenant, or any of the aforementioned individuals in this clause, shall be repaired by the Tenant, at its own expense, without the right to demand from the Landlord a reimbursement or cost deduction from the lease.
Repairs shall be initiated within a term no greater than eight (8) calendar days, except in cases of emergency, whereby they should be fixed immediately, allowing the Tenant to hire the workers it deems suitable. Prior to making the repairs, and except in cases of emergency, Tenant shall have the approval in writing of the Landlord with regards to quality and work to be performed, such approval shall not be unreasonably withheld. In such cases, the Landlord must respond within the following twenty-four hours following the receipt of a written communication by the Tenant. Should the Landlord not respond within the aforementioned time frame, the authorization will not be deemed granted, but the eight (8) day period will not begin until the day after an affirmative response is rendered by the Landlord. If plans for repair works have not been initiated in the aforementioned term, the Landlord shall provide written notice to the Tenant of said noncompliance and it shall provide to the Tenant a cure period of eight calendar days ("Cure Period") to initiate the repairs. If the Tenant does not initiate the repairs within the Cure Period, the Landlord may request the termination of the Agreement due to non-fulfillment and/or is fully authorized to deduct from the Deposit the necessary amount for repairs, and perform them on behalf of the Tenant.

By virtue of this clause, the Tenant's liability is comprehensive and includes any violation acts to the legal system, caused by Tenant's activities in or use of the Premises, whether by its employees, officers and/or agents or by third parties or clients that visit or use the Premises, may these be civil, labor, environmental, health-related or any other sector, even when these acts are not subjected to an economic compensation.

3.04	Accidents
Except to the extent resulting from negligence or willful misconduct of one party's employees, contractors, agents of invitees, as the case may be, such party does not assume civil, penal, labor, or any other type of responsibility, for damages or losses incurred to the other party or third parties; notwithstanding the foregoing, in no event shall the Tenant or Landlord be liable for business losses or indirect damages, motivated or as a consequence of accidents caused by the other party, its agents, contractors, employees or invitees, as well as due to force majeure, during the effective term of this lease agreement and its possible extensions, except for those consequential damages by Tenant, related to Free Trade Zone matters that economically affect the Landlord.

3.05	Subleasing and Assignment of Rights
The Tenant may sublease or assign this Lease Agreement, or the rights derived from it, obtaining the Landlord's prior and written consent, to its affiliates, subsidiaries, or branches, provided that i) the Tenant demonstrates the existing relationship; and ii) the assignee or subtenant accepts to be bound by this Lease Agreement. Tenant shall remain jointly and severally liable against Landlord for all obligations in this Lease, not limited to monetary terms and conditions, and any already provided guarantees provided for the original Tenant, shall remain in favor of new tenant until the Termination Date of this Lease Agreement. Otherwise, the Tenant may not sublease the Premises, nor fully or partially assign this Lease Agreement without the prior written consent of Landlord.
Landlord may assign this Lease Agreement, or the rights derived from it totally or partially to a third party without the Tenant's prior or posterior consent or approval, provided that: (i) it gives notice to Tenant of such assignment; and (ii) no such assignment shall affect or modify Tenant's rights and obligations under this Lease Agreement.

3.06	Acquisition of Permits
The Tenant shall be responsible to process and acquire all those permits necessary for its operation, in addition to the performance of activities carried out within the Premises, such as, but not limited to, those permits and authorizations necessary for operating under a free zone regime. In the event that the Landlord authorizes any renovations or improvements required by Tenant on the property, the Tenant shall assume the costs, exclusively, for the permits, authorizations and other necessary acts for their execution, including any increases in payment of land taxes, due to Tenant's improvements. The Landlord shall cooperate with the Tenant in the acquisition of the corresponding permits or authorizations whenever its assistance is required for such purpose, and shall maintain all taxes and permits paid and up to date.

3.07	Signage
The Tenant shall not place, or allow the placement of signs or notices of any type, in any exterior area of the building or common areas of the Coyol Free Zone, other than the clearly designated sites by the Landlord for these purposes, and shall provide proper maintenance to such signs, so that they are in perfect condition always. Moreover, the Tenant shall comply with the signage specifications included in the Condominium Bylaws or other applicable documents to the Tenant by virtue of the present agreement.

3.08	Notice of failures or accidents to the Landlord
Except to the extent resulting from negligence, hidden defects or willful misconduct of the Landlord as the case may be, the Landlord does not assume civil, penal, labor, or any other type of responsibility, for damages or losses incurred to Tenant or third parties. Notwithstanding the foregoing, in no event shall the Landlord be liable for losses, motivated or as a consequence of accidents caused to it due to the Tenant's responsibility, fraud or fault, as well as due to force majeure, during the effective term of this lease agreement and its possible extensions.

3.09	Compliance with the laws and applicable regulations
Unless otherwise established in this Lease, both parties shall comply with applicable laws at its own cost and expense, and execute, whenever the case, the provisions of any laws, ordinances, rules, orders, acts, regulations, and legal requirements in effect applicable to the respective party regarding the Premises and the activities that Tenant will perform in the Premises. In particular, but not limited to, both parties shall comply with the corresponding and applicable provisions of the Law of the Free Zone Regime and its regulations, as well as the Customs Law and its regulations. There shall be no liability under this Lease against Landlord for consequential damages, including but not limited to loss of profits.

3.10	Prohibition of Common Areas Obstruction
The obstruction of common areas of the Coyol Free Zone with equipment, vehicles, machinery, raw material or any other goods owned by the Tenant or his/her contractors, employees, dependents or visitors, or any other person related with him/her, is expressly prohibited. The Tenant must always supervise that common areas are free from obstructions caused by any of the persons mentioned in this clause. Particularly, the parking of vehicles owned by the Tenant's personnel or visitors in the main streets of the Coyol Free Zone is expressly prohibited. The Tenant accepts to pay a twenty five dollar fine per incident for parking and/or obstruction violations of these provisions, plus the cost of the obstruction removal resulting from the non-compliance with this provision. The amount corresponding to the fine shall be charged with the Rent corresponding to the next month.

3.11	Prohibition of Transit Areas Obstruction

Sidewalks, entrances, passageways, elevators, stairs, lobbies and other common transit areas may not be obstructed, used or occupied differently for the entrance or exit of machinery, material, equipment, vehicles or persons, depending on the case, related with the activities developed by the Tenant. The Tenant must guarantee the compliance with this obligation on the part of his/her representatives, contractors, employees, dependents, visitors, and other related personnel, however noncompliance will generate the fine provided in Section 3.10 above.

3.12	Transfer of Material, Machinery, or Heavy Equipment
The Tenant may not move any equipment, goods or heavy machinery in and outside the building without the suitable means to avoid damaging the constructions located in the Premises, and it must be done in coordination with the Landlord as established in the Condominium Bylaws. Landlord shall not unreasonably delay or deny such movements required by Tenant. Any damage resulting from the movement of the goods mentioned in this clause must be repaired by the Tenant pursuant to the terms established in clauses 3.03 of the present Agreement.

3.13	Other commitments
Tenant shall: a) commit to the Condominium By-laws, and Park Regulations as available at Landlord, and it shall remain a beneficiary of the Free Trade Zone Regime at all times, and keep all requirements to qualify as such in order and current, as long as its role as beneficiary is required by law in order for Landlord to obtain and maintain benefits as Park Administrator; b) Upon termination of the Lease Agreement, Tenant may remove any and all Tenant improvements at Tenant's expense, and will retain ownership of same, provided any damages to the Premises due to such removal, are repaired by Tenant, subject to Section 3.02. Tenant improvements not removed by Tenant will become the property of Landlord. Tenant agrees to pay for the removal and disposal of any Tenant improvements that Landlord does not wish to keep, at Tenants sole cost and expense. Upon Termination, Landlord will inform Tenant in writing of the cost of such works and Tenant will then have a term of seven calendar days to respond, in writing, if it agrees Landlord makes such repairs, or if it wishes to make them itself. Failure to respond shall be deemed and acceptance of the performance of the works by Landlord. If Landlord performs the works after Tenant's acceptance, Tenant shall reimburse Landlord all costs and expenses of such works in the term of ten (10) working days after works have been performed; and c) Allow the Landlord and / or PROCOMER to inspect and visit the Premises during normal business hours as well as to inspect any and all materials, merchandise, and assets in order to fulfill their control responsibility; provided, however, three (3) days' notice is provided to Tenant.
Section Four: of the Landlord's Rights and Obligations

4.01	Payment of Taxes
The Landlord shall pay all applicable municipal and real estate taxes for the Premises, and all taxes required for the correct operation of the Coyol Free Zone. The Tenant shall pay all applicable taxes for its own activities to be carried on the Premises during the term of this Lease Agreement, and any increase to the municipal and real estate taxes derived from any and all improvements by the Tenant or on behalf of Tenant.

4.02	Inspection Right
The Landlord reserves the right to visit the Premises any moment, provided that they inform the Tenant at least seventy two (72) hours in advance. Inspections referred in this clause must be done during Tenant's working hours, through its officers or third parties hired to that effect. Exceptionally, with prior authorization by the Tenant, inspections may be carried out off the regular working hours. Landlord shall comply with Tenant's confidentiality requirements, security precautions and health and safety requirements during any such entry.

4.03	Ownership of the Goods Left in the Real Estate
After fifteen calendar days of the last day Tenant pays to rent according to Section 5.01, or after the termination date of the present Agreement, for any cause imputable or not to the Tenant, or in case of eviction for non-compliance with the payment, whatever happened last, if Tenant has not vacated and delivered the Premises back to Landlord, Tenant shall pay Rent for such fifteen calendar days at a rate that shall be the current applicable Rent multiplied by 1.5, and Tenant may continue to pay such Rent until it vacates such Premises, for a maximum term of thirty calendar days since the termination date. After such thirty calendar day term, the Premises shall be deemed vacated, and any goods owned by the Tenant found inside the Premises or in the common areas of the Coyol Free Zone shall be considered abandoned by the Tenant. Therefore, the Landlord may take possession of the same. The Tenant waives any right to seek any compensation resulting from such circumstance.

4.04	Showing of Facilities
Prior to the termination of the Lease Agreement or any extension, the Landlord shall have the right to show the Premises to people interested in leasing or purchasing it, during the last six months of the term in effect. The visits to show the Premises must be scheduled by the Landlord within Tenant's working hours, and shall only require a prior verbal communication to the Tenant. In case any such showing does involve any third party that Tenant demonstrates to Landlord is, might be or might cooperate with a competitor of the Tenant, Tenant can require Landlord and/or any third party to sign a confidentiality form prior to such showing. Tenant shall be in no obligation of showing or explaining any such third party any part of its processes or operations or the purpose of any equipment found within the premises. If any visit of Landlord may interfere with Tenant's production process, Tenant may reschedule such visit for a time when no interference would be caused within the next five (5) calendar days.

4.05	Entry Right on the part of the Landlord to Repair Damages
The Landlord, its employees or contractors, shall have the right to enter the Premises in order to make repairs that might correspond to it, in accordance with this Agreement and the legislation in effect. Nevertheless, the Landlord must previously coordinate with the Tenant the time in which such repairs shall take place, trying as far as possible, and pursuant to the particularities of the repair, that its execution must be done on the less prejudicial moment for the normal functioning of the Tenant's activities.

4.06	Right of Sale of the Real Estate
Tenant shall have the following purchase options from the effective delivery date of the premises of this Lease Agreement in which to decide if it will execute such options under the following conditions:
i)    Purchase Option No.1: Valid only during month twelve (12) of the "Lease Agreement" under the following conditions:

•	Fixed amount equivalent to US$3,495,000.00

•
Fixed price amount of US$3,495,000.00 already includes a credit equivalent to US$112,000.00 regarding ground works performed at Lot 11, and a credit equivalent to US$118,000.00 regarding 12-month lease payment.

ii)    Purchase Option No.2: Valid only between day one (1) of month thirteen (13) and last day of month twenty four (24) of the Lease Agreement under the following conditions:

•	Alternative A): "Price Match" offer in case of a third party buyer (investment fund or similar) is interested in property, Landlord grants the opportunity for Tenant to match de price offer.

•
Alternative B): If no formal interest is shown from third party buyer (investment fund or similar) to buy the property from Landlord, then Landlord grants Tenant the option to purchase the property under the following scheme: the total sum equivalent to the following twelve months of rent divided between an 8% cap. rate.

Subject to the provisions an limitations of this Section 4.06 and the Purchase Options established within this contract, the Landlord shall have the right to sell the Premises to any third party without prior or posterior consent or approval of the Tenant during the term of the Lease Agreement and the Lease Agreement will remain valid and in force as established in article 75 of the Costa Rican Leases and Subleases Act, provided that: (i) no sale shall affect or modify Tenant's rights and obligations under this Lease, (ii) Tenant shall have no obligations to subordinate this Lease to the interest of any mortgage, deed of trust, or collateral assignment to any third party that becomes the new owner of the Premises, and (iii) Landlord gives notice to Tenant of such sale once the public deed related to that sale has been executed.

4.07	Release of liability in case of accidents
The Tenant releases the Landlord from any responsibility for any accidents resulting from electricity, flood, gas or any other phenomena resulting or not from the Premises usage, unless such were caused by the negligence or willful misconduct of the Landlord or hidden defects of the Premises. Tenant shall indemnify, defend, protect and hold harmless Landlord from all damages, liabilities, claims, judgments, actions, attorneys' fees, consultants' fees, costs and expenses arising from the negligence or willful misconduct of Tenant or its agents, contractors, employees or invitees, or the breach of Tenant's obligations or representations under this Lease.

4.08	Release of liability in case of robbery or theft
The Tenant discharges the Landlord from any responsibility for robbery or theft in the Premises, unless the same was caused by negligence or imprudence, as defined under the Civil Code of the Republic of Costa Rica, on the part of the Landlord or the security company contracted by the Landlord and could not have been reasonably prevented by the security company.

4.09	Non waiver of rights
The fact that one party does not require compliance with any of the terms and conditions herein established, may not be considered as a waiver to the rights and actions granted by means of the present Agreement or the legislation applicable to the case.

4.10	Insurance
Landlord shall have in place insurance policies for Premises and related equipment described in Exhibit Three; Tenant may contract, at its own expense, additional insurance policies in connection to Tenant's owned or leased equipment and improvements on Premises performed as per Tenant's request.
All costs related to insurance policies derived from events caused by Tenant or attributable directly or indirectly to Tenant, its employees, visitors or subcontractors shall be paid in full by Tenant.
Section Five: Termination of the Agreement

5.00	Moment of Termination
The Tenant shall remain obligated to pay Rent, as well as any other monetary obligations, and to comply with any terms and conditions of this Lease Agreement, until it has returned the Premises to Landlord, even if it has previously vacated the same. The Premises shall be clean when delivered, with swept floors. Return of possession will be deemed to occur when the Tenant returns all keys to the Premises and/or other parts of the Park if applicable.

5.01	Termination for convenience in advance on the part of the Tenant
If prior to the delivery of the Premises, or at any time prior to the termination of the agreed term of this Lease Agreement, the Tenant wishes to terminate the Lease Agreement, it must provide prior written notice to the Landlord nine (9) months in advance of the expected termination date, and shall pay Landlord the equivalent sum of twelve months of rent as penalty for early termination.

Additionally, Tenant shall continue to pay rent until a new Tenant occupies the premises, twelve months elapse, or the Lease Term minus twelve months is reached, whatever happens first. Landlord will not return the security deposit to Tenant in case of anticipated termination of the Lease Agreement.
Tenant shall be free to negotiate the price of any improvements made to the building by Tenant with the new tenant under clause 3.02 terms and as long as Tenant is paying rent (building being occupied or not). Once payments from Tenant to Landlord have ceased, Tenant's right to negotiate improvements with new tenant will be deemed expired.
Parties agree to waive early termination fees and/or penalties applicable to the Tenant if Tenant decides to relocate its operation into a stand-alone building or a "Quick Start Building" owned at the time of relocation by Landlord or any of its subsidiaries or related companies.

5.02	Events of default by Tenant and termination of agreement by Landlord.
Landlord may terminate the Lease Agreement without the need of a Cure Period due to: a) upon Rent Commencement Date, non-compliance by Tenant in respect to all obligations of the Free Trade Zone Regime, including having all permits and authorizations current, and if it is not a beneficiary of the Free Trade Zone Regime; provided the non-compliance of such obligations may economically, materially and adversely affect Landlord. Otherwise the thirty calendar day Extended Cure Period established below shall apply; b) In case the due payment of Rent and Service Fee is not made within seven (7) days after receipt of notice from Landlord. Tenant shall pay compensation as indicated in Section 5.01 above, without prejudice of further indemnities. Tenant may inform Landlord of any reason(s) for delay(s) in payment, and Landlord reserves the right to accept or refuse such late payment in good faith. In case the Landlord does not receive payment within the time set forth above, Landlord will be entitled to terminate the Lease Agreement with responsibility for Tenant, and Landlord will have the right to be compensated in accordance with Section 5.01 above
Landlord may also terminate the Lease Agreement after the Cure Period, as defined below, due to other cause expressly authorized by the legislation in effect ("Events of Default"). Once the Landlord detects an Event of Default, it will communicate so in writing to the Tenant.
Except as otherwise established above, Tenant will have seven (7) calendar days ("Cure Period") subsequent to the receipt of the communication to remedy any of the following defaults, provided such defaults are Tenant's fault, and are not justified reasonably: a) Failure to comply with restrictions of use of the Premises as per the Lease Agreement and Condominium By-laws; b) Failure to comply with the responsibility for damages to the Premises and Condominium by Tenant (including its employees, officers and/or agents, or by third parties or clients that visit or use the Premises); c) Failure to comply with obtainment and maintenance of all construction and operation permits in order, c) Material non- compliance with all applicable laws and regulations, and with the Other Commitments in Section 3.13 above. Non material events of default shall be cured according to the next paragraph.

Tenant will have thirty (30) calendar days ("Extended Cure Period") if it fails to comply with any other obligations provided in the Lease Agreement, not specifically referred to in the foregoing paragraph, subsequent to the receipt of a communication to remedy the situation causing such non-compliance.
If the Tenant does not amend the situation that originated the communication during the Extended Cure Period or the Cure Period provided, or gives a satisfactory response to Landlord, at least requesting an extension of the Extended Cure Period or the Cure Period, or if such response is unreasonable, Landlord will be entitled to terminate the Lease Agreement with responsibility for Tenant, and Landlord will have the right to be compensated in accordance with Section 5.01 above.

5.03	Events of default by Landlord and termination in advance on the part of the Tenant
Non-compliance on the part of Landlord with the obligations established in the Lease Agreement or any other cause expressly authorized by the legislation in effect ("Events of Default") will be considered a breach. Once the Tenant detects an Event of Default, it will communicate so in writing to Landlord. Landlord will have thirty (30) calendar days ("Cure Period"), subsequent to the receipt of a communication to remedy the situation causing such non-compliance.
If the Event of Default makes the Premises materially unusable to Tenant for its intended purpose, Landlord shall have seven (7) calendar days ("a Cure Period") subsequent to the receipt of the communication to remedy the Event of Default. If the Event of Default is not corrected after the Cure Period, or gives a satisfactory response to Tenant, at least requesting an extension of the Cure Period, or if such response is unreasonable, Tenant will be entitled to take all actions established in the Leases and Subleases Law of Costa Rica (Ley General de Arrendamientos Urbanos y Suburbanos), including the cure of such default itself at Landlord's expense, if applicable. In that case, Landlord will reimburse Tenant for all costs and expenses so incurred by Tenant within thirty (30) calendar days after Tenant delivers to Landlord all invoices correspondent to such costs, unless both parties agree that payment is made by means of deduction of the total amount owed for such costs from next monthly rent payment thereafter due under this Lease, and if such payment is not enough, by deducting from the following months until the complete amount owed and its interest has been credited to the Tenant. If Landlord does not agree with the amount charged by Tenant, it will be resolved as per Section 7.01 below
Section Six. Final and Miscellaneous Provision

6.00	Communications and Notices
Any notice that the Parties are required to make in accordance with this Agreement, shall be made in writing by means of a personal delivery or any other written means, in which the remission and reception date, are irrefutably recorded, and sent to the following addresses and during office hours. Notices shall be deemed delivered on reception date.

a) to the Landlord:	At the administrative offices of Carlos Wong, at the administrative offices of Coyol Free Zone, located in Coyol Free Zone administrative building.
b) To the Tenant:	To the attention of Luis Gutierrez at Tenant's Offices in Coyol Free Zone.

6.01	Governing Law and Dispute Resolution
This Lease Agreement shall be interpreted and governed by the laws of the Republic of Costa Rica.
Any and all disputes, claims, differences, disputes or controversies arising out of or in relation to any aspect of this Lease Agreement, its business matter, performance, liquidation, interpretation, validity or any breach thereof, shall be resolved by the Ley de Proceso Monitorio Arrendaticio of Costa Rica. All other matters related to this Lease Agreement shall be hereby irrevocably submitted to the jurisdiction of Costa Rican Courts. Additionally, if the matter in dispute is not included in such law, parties shall resolve the issue by arbitration in accordance with the bylaws of the International Center for Conciliation and Arbitration of the Costa Rican-American Chamber of Commerce ("CICA"), arbitration shall take place in San Jose, Costa Rica at the International Center for Conciliation and Arbitration of the Costa Rican-American Chamber of Commerce ("CICA"). The parties hereby agree to submit voluntarily and unconditionally to its rules and aforementioned bylaws and claim knowledge thereof. Any such arbitration shall be conducted in the Spanish language. The arbitration tribunal shall be composed of three arbitrators; each party shall appoint one arbitrator, and these two arbitrators shall appoint a third arbitrator who will act as president of the arbitration tribunal. The foregoing agreement to arbitrate is specifically enforceable and the award rendered by the Arbitrators is final and binding on the parties to this Agreement and the judgment may be entered upon any arbitration award. By virtue of the above, parties expressly waive the use of the jurisdiction of Costa Rican Courts, with the exception established above.
Any matters that cannot be subject to arbitration under Costa Rican Law shall be hereby irrevocably submitted to the jurisdiction of Costa Rican Courts.

6.02	Amendments to the Agreement
Any agreed modifications to the present Agreement must be done in writing and signed by the Parties. This clause shall be of special application for anything related with the lease price and its form of payment; therefore, no modification may be alleged, unless the previous procedure is followed.

6.03	Estimation
The present Agreement is estimated for tax purposes in the sum of three million six hundred and sixty-five thousand two hundred and ninety five dollars with sixty cents (US$3,665,295.60) legal currency of the United States.

6.04	Recordation.

Subsequent to execution, any party may at its sole discretion and expense, register this Lease and all Exhibits thereto in the National Public Registry of Costa Rica.

6.05	Vested Rights
The Tenant recognizes that this Agreement shall not create any goodwill, or right of use or other intangible right, by virtue of which the eventual increase in the commercial value of the real estate shall be recognized for its use or occupation, and that in case such rights ever arise in accordance with any applicable legal regulation or commercial practice, Tenant hereby assigns such right to the Landlord in the amount of one dollar, legal currency of the United States of America. The Tenant recognizes that this provision is essential on the part of the Landlord to enter into the present Agreement.

6.06	Headings
The titles used as headings for each clause and chapter of this Agreement are introduced to ease it's reading and shall not be considered as part of the text thereof, to interpret its contents.

6.07	Incorporation of Exhibits
The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

6.08	Survival
All indemnities contained in any section of this Agreement shall survive the expiration or other termination of this Agreement with respect to acts or events occurring or alleged to occur during the term of this Agreement and are expressly made for the benefit of, and shall be enforceable by any or all of the indemnified Parties.

6.09	Severability
If any of the provisions of this Lease shall contravene or be invalid under the laws of the country, province, municipal, state or jurisdiction where it is applied, such contravention or invalidity shall not invalidate the Lease or any other portions thereof and the remainder of this Lease or the application thereof to other persons or circumstances shall not be affected thereby.

6.10	Counterparts
This Agreement may be executed in counterparts, each of which when executed and delivered shall be deemed an original. Such counterparts shall together (as well as separately) constitute one and the same instrument.

6.11	Confidentiality
Landlord and Tenant each agree to respect and preserve the confidentiality of all "Confidential Information" received from the other. "Confidential Information" means (i) the existence and contents of this Lease Agreement, and (ii) any information of a proprietary or confidential nature relating to the business or the assets of Tenant or Landlord, or any of their respective affiliates or related companies that is not public information known by either of the parties prior to the date of the Letter of intent or this Lease. Neither party will disclose Confidential Information of the other party except disclosure to its (or its affiliates) respective directors, principals, officers, employees, advisors, agents, lenders and consultants to the extent necessary to perform its obligations under this Lease Agreement or as otherwise required by law, by court order, or by obligations imposed on the disclosing party pursuant to any listing agreement with any national securities exchange.

6.12	Arbitration
Any and all disputes, claims, differences, disputes or controversies arising out of or in relation to any aspect of this Agreement, its business matter, performance, liquidation, interpretation, validity or any breach thereof, shall be resolved by arbitration in accordance with the bylaws of the International Center for Conciliation and Arbitration of the Costa Rican-American Chamber of Commerce ("CICA"). The parties hereby agree to submit voluntarily and unconditionally to its rules and bylaws and claim knowledge thereof. Disputes shall be resolved by an Arbitration Tribunal composed of three arbitrators; Each party shall appoint one arbitrator, and these two arbitrators shall appoint a third arbitrator who will act as president of the Arbitration Tribunal. The Parties hereby agree, that they cannot assign their rights and obligations under this Contract totally or partially without mutual approval however Tenant may assign its rights and delegate its duties hereunder to any entity which is controlled by or under the common control of Tenant, its ultimate parent or any of its affiliates and Landlord may assign its right to compensation under this agreement, for financing purposes. The Guarantee shall survive any such assignment, and remain valid.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

/s/ Juan José Chacón
Name: Juan José Chacón

Date and Place:	August 15, 2015, San Jose, Costa Rica

By: Establishment Labs S.A.
Tenant

/s/ Álvaro Carballo Pinto	/s/ André Garnier Kruse
Álvaro Carballo Pinto	André Garnier Kruse

Date and Place:	Date and Place:

By: Zona Franca Coyol S. A.
Landlord

LIST OF EXHIBITS

Exhibit One:	Certifications of Legal Representation.

Exhibit Two:	Location at the Master Plan of Premises and Layout.

Exhibit Three:	Cold Shell Building Description

Exhibit Four:	a) Condominium By-laws and b) Park Regulations.

Exhibit Five:	Usage regulation of the Sewage Treatment Plant.

Exhibit Six:	Additional Monthly Service Fee.

Exhibit Seven:	Wire Transfer Information.

Exhibit Eight:	LOI dated February 23rd , 2015

Exhibit Nine:	Letter of Credit

EXHIBIT 1
Certificates of Legal Representation

EXHIBIT 2
Location at the Master Plan of Premises and Layout

EXHIBIT 3
Cold Shell Building Description

EXHIBIT 4
Condominium By-laws and Park Regulations

EXHIBIT 5
Usage regulation of the Sewage Treatment Plant

EXHIBIT 6
Additional Monthly Service Fee

EXHIBIT 7
Wire Transfer Information

EXHIBIT 8
LOI dated February 23rd, 2015

EXHIBIT 9
Letter of Credit